Exhibit 99.1

Kodak Reports Improved First-Quarter Results on Sales of $2.093 Billion

First-Quarter Digital Revenue Up 10% to $1.366 Billion

Company Improves GAAP Results From Continuing Operations by 35%; Ends Quarter with More Than $2.2 Billion in Cash; Re-Affirms Full-Year Revenue, Earnings and Cash Goals

ROCHESTER, N.Y.--(BUSINESS WIRE)--Eastman Kodak Company (NYSE:EK) today reported a 35 percent, or $61 million, year-over-year improvement in its first-quarter loss from continuing operations on sales of $2.093 billion. Kodak’s revenue from digital businesses rose 10% to $1.366 billion, driven by strong year-over-year increases in most of its digital businesses.

“Our first-quarter results are very much in line with our expectations, which included forecasted seasonality, and provide an early indication that Kodak is on a growth track,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We delivered strong performance across our major digital businesses, reinforcing our confidence in achieving our revenue, earnings and cash goals for the year.”

For the first quarter of 2008:

  Sales totaled $2.093 billion, an increase of 1% from $2.080 billion in the first quarter of 2007. Revenue from digital businesses totaled $1.366 billion, a 10% increase from $1.245 billion in the prior-year quarter. Traditional revenue totaled $724 million, a 13% decline from $830 million in the first quarter of 2007.
  The company’s first-quarter loss from continuing operations, before interest, other income (charges), net, and income taxes was $81 million, compared with a loss of $186 million in the year-ago quarter.

On the basis of generally accepted accounting principles (GAAP), the company reported a first-quarter loss from continuing operations of $114 million, or $0.40 per share, compared with a loss of $175 million, or $0.61 per share, in the year-ago period. Items of net expense that impacted comparability in the first quarter of 2008 totaled $2 million after tax, or $0.01 per share. The most significant items included curtailment gains resulting from previous restructuring actions of $0.03 per share and gains on asset sales of $0.03 per share, offset by discrete tax provision items and a legal settlement charge, together totaling $0.07 per share. Items of net expense that impacted comparability in the prior-year quarter totaled $95 million after tax, or $0.33 per share, primarily due to restructuring charges, partially offset by a foreign tax reserve reversal.

Other first-quarter 2008 details:

  Gross Profit margin was 20.3% for the quarter, down slightly from 20.6% in the year-ago period, primarily attributable to significant year-over-year increases in silver, aluminum and other raw material costs, and continued investment in the consumer inkjet business.
  Selling, General and Administrative expenses decreased $9 million from first-quarter 2007, primarily reflecting the company’s continued focus on controlling costs. As a percentage of revenue, SG&A was 18.4%, compared with 18.9% in the year-ago quarter.
  First-quarter net cash generation was a use of $764 million, a $311 million increase in cash used from the year-ago period. This corresponds to net cash used in operating activities from continuing operations on a GAAP basis of $767 million in the first quarter, compared with $397 million in the first quarter 2007. This increase in cash usage is due primarily to higher working capital, including inventory build associated with projected revenue growth, and higher payments to suppliers related to revenue growth in the prior year's fourth quarter. The company also made increased payments for performance-based compensation and for various tax items, contractual obligations and legal settlements.
  The company’s debt level stood at $1.606 billion as of March 31, 2008, comparable to the year-end 2007 debt level of $1.597 billion.
  Kodak held $2.203 billion in cash and cash equivalents as of March 31, 2008, compared to the year-end 2007 level of $2.947 billion.

Segment sales and results from continuing operations before interest, taxes, and other income and charges (earnings from operations), are as follows:

  Consumer Digital Imaging Group sales for the first quarter were $554 million, a 20% increase from the prior-year quarter. Loss from operations for the segment was $111 million, compared with a loss of $75 million in the year-ago quarter. The increased loss was driven by the planned investment in the consumer inkjet business, partially offset by continued earnings improvement in digital cameras and digital picture frames. In April, the company introduced the latest in its line of All-in-One printers, the KODAK ESP 5, and announced new retail partnerships with Target Retail Department Stores in the U.S., and London Drugs and Canadian Tire in Canada. Beginning in the second half of 2008, Kodak will broaden its current inkjet distribution network of more than 8,000 retail stores by expanding availability into countries in Latin America.
  Graphic Communications Group sales for the first quarter were $812 million, a 4% increase from the year-ago quarter. Loss from operations was $1 million, compared with earnings of $9 million in the year-ago quarter. This earnings decline was primarily driven by higher aluminum costs and planned R&D investment in the commercial inkjet printing business in advance of the industry’s major trade show, DRUPA, scheduled for May 29 to June 11. At the show, the company will introduce KODAK STREAM Technology, a revolutionary approach to continuous inkjet printing that provides offset-class quality, speed and cost.
  Film, Photofinishing and Entertainment Group first-quarter sales were $724 million, down from $830 million in the year-ago quarter, representing a decrease of 13%. Earnings from operations were $26 million, compared with $30 million in the year-ago quarter. These results reflect impacts from increased silver and other raw material costs, decreased sales volume of photographic film and paper, and the effects of the Hollywood writers’ strike, offset by decreased SG&A costs and lower depreciation expenses related to the company’s change in useful life assumptions regarding its traditional manufacturing assets.

“I am encouraged by the positive customer response that we are receiving across our digital businesses and the continued strong operational performance of our traditional business,” said Perez. “We look forward to a strong showing at DRUPA later this month, and continued growth throughout the year.”

2008 Outlook

For 2008, on a continuing operations basis, Kodak re-affirms guidance provided in the company’s February investor meeting, including:

  Total company revenue growth in the range of 0% to 2%; digital revenue growth in the range of 7% to 10%;
  2008 GAAP earnings from continuing operations in the range of $250 million to $275 million, including pre-tax charges in the range of $60 million to $80 million for rationalization and carryover restructuring costs;

  On a GAAP basis, cash provided by operating activities from continuing operations in the range of $575 million to $625 million;
  Cash generation in the range of $400 million to $500 million before dividend payments and after taking into account payments for carryover restructuring and other rationalization costs of approximately $150 million.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document that typically is filed with the company's earnings news release is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: 913-312-0403, access code 4862558. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time today by dialing 719-457-0820 access code 4862558. The playback number will be active until Wednesday, May 7, at 5:00 p.m. Eastern Time.

About Kodak

As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

To learn more, visit www.kodak.com, and our blogs: www.1000words.kodak.com, and www.PluggedIn.kodak.com.

Editor’s Note: Kodak corporate news releases are now offered via RSS feeds. To subscribe, visit www.kodak.com/go/RSS and look for the RSS symbol. In addition, Kodak podcasts are viewable at www.kodak.com/go/podcasts. Podcasts may be downloaded for viewing on iTunes, Quicktime, or other PC-based media players. Users may also subscribe to Kodak podcasts via the iTunes store by typing “Kodak Close Up” in the search field at the top of the iTunes Store window.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company’s expectations for revenue, revenue growth, earnings, cash, product introductions, distribution expansion and rationalization and restructuring charges are forward looking statements.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including our successful:

  execution of the digital growth and profitability strategies, business model and cash plan;
  management of our global shared services model including outsourced functions;
  implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;
  development and implementation of product go-to-market and e-commerce strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  execution of our planned process-driven productivity gains;
  commercialization of our breakthrough technologies;
  expansion of our product portfolios in each of our business segments;
  ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;
  reduction of inventories;
  integration of acquired businesses and consolidation of the Company's subsidiary structure;
  improvement in manufacturing productivity and techniques;

  improvement in working capital management and cash conversion cycle;
  continued availability of essential components and services from concentrated sources of supply;
  improvement in supply chain efficiency and dependability; and
  implementation of the strategies designed to address the decline in the Company's traditional businesses.

The forward-looking statements contained in this press release are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
  competitive actions, including pricing;
  uncertainty generated by recent volatility in the commercial paper, debt and equity markets;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  changes in market growth;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.

2008

Eastman Kodak Company

First Quarter 2008 Results

Non-GAAP Reconciliations

Within the Company's first quarter 2008 earnings release, reference is made to certain non-GAAP financial measures, including “revenue from digital businesses,” “revenue from digital businesses increase,” “traditional revenue,” “traditional revenue decline,” “net cash generation,” “2008 earnings from operations outlook,” “2008 digital revenue growth outlook” and “2008 cash generation before dividend payments, carryover restructuring and other rationalization costs outlook.” Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows as provided in the Form 8-K filed in connection with this press release.

The following table reconciles digital revenue, digital revenue increase, traditional revenue and traditional revenue decline to the most directly comparable GAAP measure of consolidated revenue (dollar amounts in millions):

			Increase/
	Q1 2008	Q1 2007	(Decline)

Revenue from digital businesses, as presented	$1,366	$1,245	10%
Traditional revenue, as presented	724	830	-13%
All Other revenue	3	5	-40%
Consolidated revenue (GAAP basis), as presented	$2,093	$2,080	1%

The following table reconciles net cash generation to the most directly comparable GAAP measure of net cash used in continuing operations from operating activities (dollar amounts in millions):

	Q1 2008	Q1 2007	Cash Impact

Net cash generation, as presented	$(764)	$(453)	$311	Increase in cash used
Net proceeds from sales of businesses/assets	(55)	(10)	45	Increase in cash provided
Free cash flow	(819)	(463)	356	Increase in cash used
Additions to properties	52	66	14	Decrease in cash used
Net cash used in continuing operations from operating activities (GAAP basis), as presented	$(767)	$(397)	$370	Increase in cash used

The 2008 digital revenue growth outlook, as presented, of 7% to 10% corresponds to the most directly comparable GAAP measure of 2008 total company revenue growth outlook of 0% to 2%. Items to reconcile from the 2008 digital revenue growth outlook to 2008 total company revenue growth outlook are expected 2008 traditional and all other revenue declines of 12% to 14%.

The following table reconciles 2008 cash generation before dividend payments, carryover restructuring and other rationalization costs outlook to the most directly comparable GAAP measure of net cash provided by continuing operations from operating activities outlook (dollar amounts in millions):

2008
Outlook
2008 cash generation before dividend payments, carryover restructuring and other rationalization costs outlook, as presented	$400-$500

Additions to properties, net proceeds from the sales of businesses/assets, distributions from (investments in) unconsolidated affiliates and dividends	$125-$175

Net cash provided by continuing operations from operating activities outlook (GAAP basis), as presented	$575-$625

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring, rationalization and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the first quarter of 2008 and 2007, respectively.

	1st Quarter

	2008		2007
(in millions, except per share data)
	$	EPS	$	EPS

Loss from continuing operations - GAAP	$(114)	$(0.40)	$(175)	$(0.61)

Items of Comparability - Expense/(Income):

COGS
- Legal settlement	10		-
- Charges for accelerated depreciation in connection with the focused cost reduction actions	-		65
- Charges for inventory writedowns in connection with focused cost reduction actions	-		1
Subtotal	10	$0.03	66	$0.23

Research and development costs
- Rationalization charges	1
Subtotal	1	$-	-	$-

Restructuring costs (curtailment gains) and other
- Gains on curtailment due to focused cost reduction actions	(10)		-
- Charges for focused cost reduction actions	-		85
Subtotal	(10)	$(0.03)	85	$0.29

Other Operating Income/(Expenses), Net
- Gains on sale of assets and businesses, net	(10)		(6)
Subtotal	(10)	$(0.03)	(6)	$(0.02)
Provision (benefit) for income taxes
- Foreign Reserve Reversal			(56)
- Other discrete tax items	10		18
- Tax impacts of the above-mentioned items, net	1		(12)
Subtotal	11	$0.04	(50)	$(0.17)

CONTACT:
Eastman Kodak Company
Media:
David Lanzillo, 585-781-5481
david.lanzillo@kodak.com
or
Barbara Pierce, 585-724-5036
barbara.pierce@kodak.com
Or
Investor Relations:
Ann McCorvey, 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, 585-724-0982
angela.nash@kodak.com